Exhibit h.10

MASTER FUND SUB-ACCOUNTING AND SUB-ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of the 30th day of June, 2005, by and between New York Life Investment Management LLC (”NYLIM”), and Investors Bank & Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, NYLIM is the manager and/or administrator of the Funds listed on Appendix A (each a “Fund”, collectively “the Funds”), and, each Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of common stock (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Bank provides services as a fund accounting agent and administrator of registered investment companies; and

WHEREAS, NYLIM provides certain administration and accounting services to the series of the Funds and NYLIM wishes to continue to perform such services; and

WHEREAS, NYLIM and the Bank desire to enter into an agreement pursuant to which the Bank shall provide fund sub-accounting and sub-administrative services on behalf of those certain investment portfolios of the Funds listed on Appendix A hereto (each hereinafter, a “Portfolio”), as such Appendix A may be amended from time to time

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.

Appointment.

NYLIM hereby retains the Bank as sub-administrator and fund sub-accountant of the Portfolios for the period and on the terms set forth in this Agreement.  The Bank accepts such appointment and agrees to render the services herein set forth, for the compensation as may be agreed to from time to time in writing between the parties.

2.

Definitions.

Whenever used herein, the terms listed below will have the following meaning:

2.1  Authorized Person.  Authorized Person will mean any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of NYLIM, and set forth in a certificate in such form as may be acceptable to the Bank, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Person as designated therein), NYLIM will provide a new or amended certification setting forth the change and the new, additional or omitted names or signatures. The Bank will be entitled to rely and act upon any Proper Instruction given to it by NYLIM which has been signed by Authorized Persons named in the most recent certification received by the Bank.

2.2  Proper Instructions.  Unless otherwise provided in this agreement, the Bank shall act only upon Proper Instructions.  Proper Instructions shall mean instructions (which may be continuing instructions) to the Bank regarding the provision of services under this Agreement given by an Authorized Person, such instructions to be given in such form and manner as the Bank and a Fund shall agree upon from time to time.  Oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Person. NYLIM shall cause all oral instructions to be promptly confirmed in writing by an Authorized Person. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirming instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to an Authorized Person. NYLIM shall be responsible, at its own expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, NYLIM shall give the Bank specific Proper Instructions as to the action required.  Proper Instructions may include communication effected directly between electro-mechanical or electronic devices.  The Bank shall make available to NYLIM, typically by 7:00 p.m. EST each business day, all transaction activity posted on such Fund’s account(s) on such business day, together with historical transaction activity for such Fund.

3.

Services as Portfolio Accountant.

(a)

Subject to the direction and control of NYLIM, as manager and/or administrator of the Funds, and utilizing information provided by each Fund and its current and prior agents and service providers, the Bank will, all as set forth in Appendixes B and C hereto: (1) calculate daily net asset values of the Portfolio (i) in accordance with each Fund’s operating documents and valuation procedures adopted by the Board of Trustees/Directors of each Fund as provided to the Bank, (ii) based on security valuations provided or directed by each Fund, each Fund’s investment adviser, and pricing service(s) as provided herein, and (iii) based on expense accrual amounts provided by the Fund or a representative or agent of the Fund; (2) maintain all general ledger accounts and related sub-ledgers needed as a basis for the calculation of each Portfolio’s net asset value; (3) communicate at an agreed-upon time the net asset values for each Portfolio to parties as agreed upon from time to time, and (4) assist NYLIM in conducting various aspects of the Funds’ administrative operations.  The duties of the Bank shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Bank hereunder. The Bank represents and warrants that it will use reasonable best efforts in performing its duties outlined in Appendixes B and C hereto and will perform such duties in compliance with the requirements of the federal securities laws, and in conformity with industry practices.

(b)

NYLIM shall use its reasonable best efforts to cause the officers, directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, administrator, transfer agent, and other service providers and agents, past or present, for each Portfolio to cooperate with the Bank and to provide the Bank with such information, documents and advice relating to the Portfolio and the Fund as necessary and/or appropriate or as requested by the Bank, in order to enable the Bank to perform its duties hereunder.  In connection with its duties hereunder, the Bank shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Proper Instructions, advice, information or documents provided to the Bank by any Authorized Person.  The Bank shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by an Authorized Person.  The Bank shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Fund.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services to the Funds.  Upon termination of this Agreement, the Bank will deliver all records related to the services performed under this agreement.

(c)

To the extent required by Rule 31a-3 under the 1940 Act, the Bank hereby agrees that all records which it maintains for each Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.  Subject to the terms of Section 6, and where applicable, the Bank further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by the Bank for the Fund.

(d)

The Bank shall employ one or more pricing services, as directed by NYLIM, on behalf of each Fund, to determine valuations of portfolio securities.  NYLIM shall identify to the Bank the pricing service(s) to be utilized on behalf of each Fund.  The Bank shall value the securities at prices provided by such services.  For those securities where prices are not provided by the pricing service(s) utilized by the Bank, each Fund’s Board of Directors/Trustees or its Valuation Committee shall approve, in good faith, the method for determining the fair value of the securities and provide a copy of the Fund’s Valuation Procedures to the Bank.  The Fund’s investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Bank the resulting prices for use in connection with its marking to market the value of a Portfolio’s portfolio securities.  The Bank is authorized to rely on the prices provided by such service(s) or by the Fund’s investment adviser(s) or other authorized representative of the Fund without investigation or verification.

(e)

Each party will comply with all applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2002, the Sarbanes Oxley Act of 2002, and with respect to such laws, rules and regulations promulgated thereunder, and the policies and limitations of each Portfolio relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information, or as otherwise directed in Proper Instructions.  The Bank’ monitoring and other functions hereunder shall not relieve the Board and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(f)

The Bank shall use its reasonable best efforts to cause its employees who are deemed to be “access persons” under a Fund’s code of ethics to report all personal securities transactions as required by such code of ethics.

4.

Fund Evaluation and Yield Calculation.

(a)  Fund Evaluation.  The Bank shall compute and, unless otherwise directed by the Board of a Fund, determine as of the close of regular trading on the New York Stock Exchange on each day on which said Exchange is open for unrestricted trading and as of such other days, or hours, if any, as may be authorized by the Board of a Fund, the net asset value and the public offering price of a share of capital stock of each Fund, such determination to be made in accordance with the provisions of the Articles and By-laws of the Fund and the Prospectus and Statement of Additional Information relating to the Fund, as they may from time to time be amended, and any applicable resolutions of the Board at the time in force and applicable; and promptly to notify the Fund, the proper exchange and the NASD or such other persons as the Fund may request of the results of such computation and determination.  In computing the net asset value hereunder, the Bank may rely in good faith upon information furnished to it by any Authorized Person in respect of (i) the manner of accrual of the liabilities of the Fund and in respect of liabilities of a Fund not appearing on its books of account kept by the Bank, (ii) reserves, if any, authorized by the Board or that no such reserves have been authorized, (iii) the source of the quotations to be used in computing the net asset value, (iv) the value to be assigned to any security for which no price quotations are available, and (v) the method of computation of the public offering price on the basis of the net asset value of the shares, and the Bank shall not be responsible for any loss occasioned by such reliance or for any good faith reliance on any quotations received from a source pursuant to (iii) or (iv) above.

(b)  Yield Calculation.  The Bank will compute the performance results of the Portfolios (the “Yield Calculation”) in accordance with the provisions of Release No. 33-6753 and Release No. IC-16245 (February 2, 1988) (the “Releases”) promulgated by the Securities and Exchange Commission, and any subsequent amendments to, published interpretations of or general conventions accepted by the staff of the Securities and Exchange Commission with respect to such releases or the subject matter thereof (“Subsequent Staff Positions”), and as may be defined in the Funds’ prospectuses and statements of additional information, subject to the terms set forth below:

(i)

The Bank shall compute the Yield Calculation for each Portfolio for the stated periods of time as shall be mutually agreed upon, and communicate in a timely manner the result of such computation to NYLIM.

(ii)

In performing the Yield Calculation for a Portfolio, the Bank will derive the items of data necessary for the computation from the records it generates and maintains for the Portfolio pursuant Section 16 hereof.  The Bank shall have no responsibility to review, confirm, or otherwise assume any duty or liability with respect to the accuracy or correctness of any such data supplied to it by NYLIM, the Fund, any of the Fund’s designated agents or any of the Fund’s designated third party providers.

(iii)

At the request of the Bank, a Fund shall provide, and the Bank shall be entitled to rely on, written standards and guidelines to be followed by the Bank in interpreting and applying the computation methods set forth in the Releases or any Subsequent Staff Positions as they specifically apply to a Portfolio.  In the event that the computation methods in the Releases or the Subsequent Staff Positions or the application to a Portfolio of a standard or guideline is not free from doubt or in the event there is any question of interpretation as to the characterization of a particular security or any aspect of a security or a payment with respect thereto (e.g., original issue discount, participating debt security, income or return of capital, etc.) or otherwise or as to any other element of the computation which is pertinent to the Fund, NYLIM, the Fund or any of the Fund’s designated agents shall have the full responsibility for making the determination of how the security or payment is to be treated for purposes of the computation and how the computation is to be made and shall inform the Bank thereof on a timely basis.  The Bank shall have no responsibility to make independent determinations with respect to any item which is covered by this Section, and shall not be responsible for its computations made in accordance with such determinations so long as such computations are mathematically correct.

(iv)

NYLIM shall keep the Bank informed of all publicly available information and of any non-public advice, or information obtained by the Fund from its independent auditors or by its personnel or the personnel of its investment adviser, or Subsequent Staff Positions related to the computations to be undertaken by the Bank pursuant to this Agreement and the Bank shall not be deemed to have knowledge of such information (except as contained in the Releases) unless it has been furnished to the Bank in writing.

5.

Fees; Delegation; Expenses.

(a)

For the services rendered by the Bank hereunder, NYLIM will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time.  NYLIM will also pay or reimburse the Bank from time to time for any necessary and proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any, but excluding Bank’s overhead) including any indemnities for any loss, liabilities or expense to the Bank as provided herein.  The Bank will also be entitled to reimbursement by NYLIM for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith, except with respect to a termination by NYLIM due to a breach by Bank of this Agreement.

(b)

Fees and expenses will be calculated monthly.  Fees and expenses are owed between Bank and NYLIM.  No claim, including a lien, shall be permitted against a Portfolio by Bank.  NYLIM will have sixty (60) days after the receipt of an invoice to dispute any charge that appears on such invoice.  After such sixty (60) day period, the invoice will be deemed to be complete and accurate and may no longer be disputed.

(c)

The Bank shall not be required to pay or finance any costs and expenses incurred in the operation of a Portfolio, including, but not limited to: security pricing services; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

6.

Proprietary and Confidential Information.

Both parties hereto agree than any non-public information obtained hereunder concerning the other party or a Fund is confidential and may not be disclosed without the consent of the other party or the Fund, as the case may be, except as may be required by applicable law or at the request of a governmental agency.  The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

The Bank agrees on behalf of itself and its employees to treat confidentially and as proprietary information of NYLIM and of each Fund and nonpublic personal information of the Funds’ “customers” (each as defined in Rule 3 of Regulation S-P) (collectively, “Confidential Information”), not to use such Confidential Information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such Confidential Information except where the Bank may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by NYLIM on behalf of a Fund. In case of any requests or demands for inspection of the records of a Portfolio, the Bank will endeavor to notify NYLIM promptly and to secure instructions from a representative of NYLIM as to such inspection. Records and information which have become known to the public through no wrongful act of the Bank or any of its employees, agents or representatives, and information which was already in the possession of the Bank prior to receipt thereof, shall not be subject to this paragraph.  The parties agree that they shall abide by the provisions of the Gramm-Leach-Bliley Act (“GLB”) and other applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, GLB or any other applicable privacy laws and regulations.

7.

Limitation of Liability.

(a)  Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors or employees (collectively, the “Bank Indemnified Parties”) be liable to NYLIM or any third party, and NYLIM shall indemnify and hold the Bank and the Bank Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, and reasonable costs and expenses, including reasonable legal fees, (a “Claim”) arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement, except to the extent any such Claim results from the negligence, willful misfeasance, bad faith or reckless disregard of its duties on the part of the Bank or any Bank Indemnified Party.  Without limiting the foregoing, neither the Bank nor the Bank Indemnified Parties shall be liable for, and the Bank and the Bank Indemnified Parties shall be indemnified against, any Claim arising as a result of:

(i)

Any act or omission by the Bank or any Bank Indemnified Party in good faith reliance upon the terms of this Agreement, any Officer’s Certificate, Proper Instructions, resolution of the Board of Directors/Trustees of a Fund, telegram, telecopier, notice, request, certificate or other instrument reasonably believed by the Bank to be genuine; or

(ii)

Information relied on in good faith by the Bank and supplied by any Authorized Person in connection with the calculation of (i) the net asset value and public offering price of the shares of capital stock of a Fund or (ii) yield calculations;

(b)  The Bank agrees to indemnify and hold harmless NYLIM and its affiliates and their officers and employees (“NYLIM Indemnified Parties”) from and against any and all Claims to the extent resulting from the negligence, willful malfeasance, bad faith, reckless disregard of its duties or breach of this Agreement on the part of the Bank, except to the extent any such Claim results from the negligence or willful malfeasance of the NYLIM Indemnified Parties.

(c)  Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the  other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

8.

Term and Termination.

(a)

The term of this Agreement shall be three years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein.  After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days if NYLIM is the non-renewing party, and one hundred eighty days, if Bank is the non-renewing party prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the terminating party gives written notice of such violation to the other party and such party does not cure such violation within 90 days of receipt of such notice.  The Bank’s right to termination shall be limited to the Portfolio in respect of which a violation occurred.  Termination by either party with respect to a Fund or a Portfolio will not affect the terms of this Agreement with respect to other Funds or Portfolios.  This Agreement shall automatically terminate with respect to a Fund sixty (60) days after that Fund’s Board of Directors/Trustees votes in person or by consent to terminate the agreement(s) between the Fund and NYLIM pursuant to which NYLIM provides the Fund with administrative and accounting services.

(b)

Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Portfolio or the Fund, the Bank shall deliver the records of the Portfolio and/or Fund as the case may be, in the form maintained by the Bank (to the extent permitted by applicable license agreements) to NYLIM on behalf of the Fund or person(s) designated by the Fund at NYLIM’s cost and expense and thereafter NYLIM, the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. NYLIM shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting agent, including all reasonable trailing expenses incurred by the Bank, except for a termination by NYLIM due to a breach of this Agreement by Bank.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of a Portfolio, and NYLIM requests the Bank to provide additional services to those outlined in this Agreement in connection therewith, the Bank shall provide such services and be entitled to such compensation as the parties may mutually agree.

(c)

NYLIM may terminate this Agreement upon 30 days’ notice in the event (i) Bank is finally convicted of violating any securities law, banking law or other applicable law, (ii) Bank fails to cure a curable material SAS 70 exception relating to the services performed by Bank hereunder within 90 days, or (iii) any other event or incident occurs which adversely affects the ability of the Bank to perform the services required of it hereunder in a material respect. Any such termination will be deemed to be a termination by NYLIM for a breach of this Agreement by Bank.

9.

Notices.

Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and delivered via (i) United States Postal Service registered mail, (ii) telecopier with written confirmation, (iii) hand delivery with signature to such party at its office at the address set forth below, namely:

(a)

In the case of notices sent to NYLIM to:

Jeffrey Gaboury

Managing Director, Fund Accounting & Administration

New York Life Investment Management LLC

169 Lackawanna Avenue

Parsippany, NJ 07054

Marguerite E. H. Morrison

Managing Director & Associate General Counsel

New York Life Investment Management LLC

169 Lackawanna Avenue

Parsippany, NJ 07054

(b)

In the case of notices sent to the Bank to:

Investors Bank & Trust Company

200 Clarendon Street, P.O. Box 9130

Boston, Massachusetts 02117-9130

Attention: Christopher E. Jones, Director - Client Management

With a copy to:  John E. Henry, General Counsel

or at such other place as such party may from time to time designate in writing.

10.

Amendments.

This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

11.

Parties.

This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by NYLIM without the written consent of the Bank or by the Bank without the written consent of NYLIM; and provided further that termination proceedings pursuant to Section 8 hereof will not be deemed to be an assignment within the meaning of this provision.

12.

Governing Law.

This Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

13.

Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

14.

Entire Agreement.

This Agreement, together with its Appendices, constitutes the sole and entire agreement between the parties relating to the subject matter herein and does not operate as an acceptance of any conflicting terms or provisions of any other instrument and terminates and supersedes any and all prior agreements and undertakings between the parties relating to the subject matter herein.

15.

Limitation of Funds.

The Bank agrees that the obligations assumed by NYLIM hereunder shall be limited in all cases to the assets of NYLIM and that the Bank shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Funds, or any portfolio of a Fund.

16.

Maintenance and Availability of Records.

The Bank will prepare and maintain records with respect to transactions for which the Bank is responsible pursuant to the terms and conditions of this Agreement, and in compliance with the applicable rules and regulations of the 1940 Act.  The books and records pertaining to a Fund that are in possession of the Bank shall be the property of the Fund.

The books and records of the Bank pertaining to its actions under this Agreement and reports by the Bank or its independent accountants concerning its accounting system, and internal accounting controls will be open to inspection and audit at all times during the Bank’s normal business hours, upon reasonable notice, by external auditors employed by the appropriate Fund.  Such books and records shall include reports of sufficient scope and in sufficient detail as may reasonably be required by a Fund to provide reasonable assurance that any material compliance inadequacies would be disclosed by the inspection or audit, and, if there are no such inadequacies, the appropriate reports shall so state.

The books and records relating to a Fund will be preserved by the Bank in the manner and in accordance with the applicable rules and regulations under the 1940 Act.  The Bank shall surrender these books and records to the Fund or NYLIM promptly upon request.  Upon reasonable request of the Fund, the Bank shall, during the term of this agreement, provide copies of any books and records to the Fund or NYLIM at NYLIM’s expense.

17.

Compliance Program

The Bank agrees to assist the NYLIM and each Fund’s Chief Compliance Officer (“CCO”) in complying with each Fund’s obligations under Rule 38a-1 under the 1940 Act, including but not limited to: (a) periodically providing the Funds with information about, and any available independent third-party reports on, the Bank’s compliance program (“Bank’s Compliance Program”); (b) reporting any material deficiencies in the Bank’s Compliance Program to the Funds within a reasonable time; (c) reporting any material changes to the Bank’s Compliance Program to the Funds within a reasonable time, and (d) providing the Funds with such periodic certifications regarding the foregoing as may reasonably be requested by the Funds and the CCO.  The Bank understands that the Boards of Directors/Trustees of the Funds are required to approve the Bank’s Compliance Program on at least an annual basis, and acknowledges that this Agreement is conditioned upon the Board of Directors/Trustees approval of the Bank’s Compliance Program.   In this regard, the Bank shall use reasonable efforts to make available information, including information on the Bank’s internal controls and procedures, reasonably required by the CCO to allow the CCO and the Funds to comply with the requirements of relevant rules, regulations and guidance regarding the duties of a CCO, the Funds and their Board of Directors/Trustees for registered investment companies.

18.

Assignment; Delegation.

This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by a party without the written consent of the other party.

19.

Use of Name.

Neither party shall use the name of the other in any prospectus, sales literature or other material in a manner not approved by the other party prior thereto in writing; provided however, that the approval of a party shall not be required for any use of its name or that of its affiliates which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

20.

Business Recovery.

The Bank represents and warrants that it has and will continue to have in place a commercially reasonable business recovery program.

21.

Force Majeure.

Notwithstanding anything otherwise to the contrary in this Agreement, no party shall be liable to the other for any loss or liability arising from any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events, except to the extent that any such loss or liability results from the failure of the Bank to (a) maintain a commercially reasonable business recovery program, and (b) act reasonably to mitigate, as soon as practicable, the specific occurrence or event..

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:

Christopher O. Blunt

Executive Vice President

INVESTORS BANK & TRUST COMAPNY

By:

Name:

Title:

Appendix A

to the

Master Fund Sub-Accounting and Sub-Administration Agreement

by and between

New York Life Investment Management

and

Investors Bank & Trust Company

(as of June 30, 2005)

Fund	Portfolio
The MainStay Funds	Blue Chip Growth Fund
Capital Appreciation Fund
Common Stock Fund
Convertible Fund
Diversified Income Fund
Equity Index Fund
Global High Income Fund
Government Fund
High Yield Corporate Bond Fund
International Equity Fund
Large Cap Growth Fund
MAP Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Money Market Fund
Small Cap Growth Fund
Small Cap Value Fund
Tax Free Bond Fund
Total Return Fund
Value Fund

Eclipse Funds	Mid Cap Opportunity Fund
Small Cap Opportunity Fund
Balanced Fund

Eclipse Funds Inc	All Cap Growth Fund
All Cap Value Fund
Asset Manager Fund
Cash Reserves Fund
Conservative Allocation Fund
Floating Rate Fund
Growth Allocation Fund
Indexed Bond Fund
Intermediate Term Bond Fund
Large Cap Opportunity Fund (as of July 29, 2005)
Moderate Allocation Fund
Moderate Growth Allocation Fund
S&P 500 Index Fund
Short Term Bond Fund

MainStay VP Series Fund, Inc.	Balanced Portfolio
Basic Value Portfolio
Bond Portfolio
Capital Appreciation Portfolio
Cash Management Portfolio
Common Stock Portfolio
Convertible Portfolio
Developing Growth Portfolio
Floating Rate Portfolio
Government Portfolio
Growth Portfolio
High Yield Corporate Bond Portfolio
Income and Growth Portfolio
International Equity Portfolio
Mid Cap Core Portfolio
Mid Cap Growth Portfolio
Mid Cap Value Portfolio
S&P 500 Index Portfolio
Small Cap Growth Portfolio
Total Return Portfolio
Value Portfolio

McMorgan Funds	Balanced Fund
Equity Investment Fund
Fixed Income Fund
High Yield Fund
Intermediate Fixed Income Fund
Principal Preservation Fund

Appendix B

to the

Master Fund Sub-Accounting and Sub-Administration Agreement

by and between

New York Life Investment Management

and

Investors Bank & Trust Company

Summary of Fund Accounting Functions

•

Maintain tax lots for investments.

•

Maintain general ledger accounts.

•

Calculate and accrue all expenses.

•

Book purchases, redemptions and transfers of fund shares.

•

Calculate gains and losses (security and currency).

•

Determine fund's net income.

•

Prepare and post statement of assets and liabilities & statement of operations.

•

Compute market value of the fund using pre-approved pricing vendors.

•

Calculate the fund's daily Net Asset Value.

•

Forward reports to fund management daily, weekly or monthly.

•

Prepare monthly proof packages.

•

Assist independent auditors including provision of detailed account analysis and fiscal year summaries.

•

Perform all necessary allocations for multi-tiered structures, if applicable.

Summary of Administration Functions

I.  REPORTING & COMPLIANCE

A. Compliance

•

SEC/Tax Compliance

Monitor compliance with investment portfolio restrictions

•

Develop a compliance responsibility matrix, consistent with prospectus and SAI

•

Perform daily compliance testing

•

Notify portfolio manager and compliance officer of any potential compliance violations and monitor resolution

•

Provide a monthly compliance summary package

•

Report to CCO/Board on compliance matters

Monitor compliance with fund procedures, including:

•

Valuation

•

Liquidity

•

Redemptions in Kind

•

Derivatives

•

Asset Segregation

•

Securities Lending

•

Amortized Cost

•

Correction of non-money market pricing errors

•

Perform compliance testing to establish qualification as RIC

Perform asset diversification testing at quarter end

Review qualifying income status on a quarterly basis

•

Perform daily compliance testing and provide daily reporting of testing results

•

Coordinate audits by internal auditors

B. Periodic Management Reporting

•

Prepare quarterly financial information for inclusion in Board book

Portfolio of investments

Financial highlights

Summary of reportable transactions (Rule 17a-7, Rule 17e-1, etc.)

Report to Board on financial matters

C. Expense Administration

•

Preparation and monitoring

Prepare and monitor the fund's expense budget

•

Review prior periods’ history and current asset projections and develop an operating expense budget

•

Calculate expense budgets based upon varying asset projections

•

Notify fund accounting of changes in accrual rates

•

Monitor fund expenses

Calculate asset based fees/reimbursements consistent with payment cycles

Review multiple class expense differentials

Prepare detail fund expense analysis on a quarterly basis

Update expense budget periodically during the year

•

Payment

Receive and coordinate payments of fund expenses

•

Propose allocation of invoices among Funds

•

Obtain authorized approval to process payment

•

Coordinate payment with fund accounting

D. Performance Reporting

•

Calculate Portfolio Performance

Prepare total return, yield and other performance information for designated periods

Prepare monthly report for review by management

E. Dividend Calculations

•

Periodic dividends based on book income

Calculate periodic dividends to be declared in accordance with management guidelines

•

Calculate dividend projections, if applicable, in accordance with client methodology, including multiple class allocations

•

Provide dividend calculation worksheets

•

Coordinate notification with fund accounting and transfer agent

•

Reconcile dividends declared with amount recorded

•

Report dividend information to the Board of Directors

•

Tax-adjusted dividends

Maintain "book-to-tax" adjustment records

•

Identify book-tax accounting differences

•

Track required information related to accounting differences

•

Consult and coordinate tax positions taken with auditors and management

Income tax distribution requirements

•

Calculate spillback dividend requirements

60 day notice requirements

•

Calculate and include in financial statements:  dividend received deduction, foreign tax credit, long term capital gain, exempt income percentage and QDI

Excise tax distribution requirements

•

Calculate required distributions to avoid imposition of excise tax penalty

•

Project ordinary income from calculated date to 12/31

•

Ascertain dividend shares

F. Form N-SAR

•

Coordinate the preparation and filing of Form N-SAR

Prepare form for filing

Obtain any necessary supporting documents

Coordinate applicable responses from management and legal

Coordinate EDGAR filing process

II.TAX

A. Tax Return Preparation

•

Prepare income tax returns

Calculate provisions

Draft returns for auditor review and signature as paid preparer

•

Prepare excise tax returns

Calculate provisions

Draft returns for auditor review

B. Year-End Shareholder Tax Reporting

•

Tax year end reporting

Dividends received deduction

Foreign Tax Credit

Tax-Exempt Income

Coordinate with the transfer agent

Provide information to meet 60-day notice requirements

III. FINANCIAL REPORTING

A. Financial Reporting Preparation

•

Coordinate audits by the Funds’ independent public accountants

•

Coordinate the preparation and printing of financial statements and notes

Draft and manage production cycle

Coordinate the creation of templates for style and content of statements and notes

Prepare financial statements and notes

Coordinate auditor, legal and management review

Coordinate printing and distribution of reports to shareholders

•

Coordinate the preparation and filing of Form N-CSR

Prepare form for filing

Obtain any necessary supporting documents

Coordinate applicable responses from management and legal

•

Coordinate EDGAR filing process

B. 24f-2 Notice

•

Coordinate the preparation and filing of registration notice under Rule 24f-2

•

Accumulate sales, redemption and other information

•

Draft notice

•

Coordinate payment with fund accounting

•

Coordinate EDGAR filing process

IV.INFORMATION TECHNOLOGY

A. Develop and transmit daily files and/or feeds to NYLIM’s in-house systems as identified in further due diligence and subsequent design sessions

V. BOARD BOOK SUPPORT

A. Prepare supporting material for inclusion in Board book

B. Summary of reportable transactions (Rule 17a-7, Rule 17e-1, 10f-3, 144A, etc.)

C. Graphs

D. Fund performance-charts/graphs

E. Brokerage commission analysis

F. Dividend summary

G. Prepare Forms 1099-Misc. for Board members

H. Calculate expense tables and provide other supporting financial information for post effective amendments

Appendix C

to the

Master Fund Sub-Accounting and Sub-Administration Agreement

by and between

New York Life Investment Management

and

Investors Bank & Trust Company

Summary of Administration Functions

Function	Investors Bank	NYLIM	Suggested Fund Auditor (A) or Fund Counsel (C)
Management Reporting & Treasury Administration
Monitor portfolio compliance in accordance with the current Prospectus, SAI, the 1940 Act, and any other applicable laws and regulations. Frequency: Daily

Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus, SAI and other applicable laws and regulations as identified in Compliance Testing Matrix.   Timely report potential violations to Adviser.  Follow-up on potential violations.

Continuously monitor portfolio activity and Fund operations in conjunction with the 1940 Act, Prospectus, SAI and any other applicable laws and regulations.  Oversee compliance program for the Funds.  Approve IBT Compliance Testing Matrix.  Monitor testing results and approve resolutions of compliance issues.

A/C – Provide consultation as needed on compliance issues.

Provide compliance summary package. Frequency: Monthly	Provide a report of compliance testing results.	Review report.	A/C – Provide consultation as needed.

Perform asset diversification testing to establish qualification as a RIC. Frequency: Quarterly	Perform asset diversification tests at each tax quarter end. Timely report potential violations to Fund Management. Follow-up on issues.	Review test results and take any necessary action. Approve tax positions taken.	A – Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.

Perform qualifying income testing to establish qualification as a RIC. Frequency: Quarterly

Perform qualifying income testing (on book basis income, unless material differences are anticipated) on quarterly basis and as may otherwise be necessary.  Timely report potential violations to Fund Management. Follow-up on issues.

		Review test results and take any necessary action. Approve tax positions taken.	A – Consult as needed on tax accounting positions to be taken. Review in conjunction with year-end audit.

Calculate total return information on Funds as defined in the current Prospectus and SAI. Frequency: Monthly	Provide total return calculations. Provide after-tax calculations in connection with post-effective amendment filings.	Review total return information.

Prepare the Funds’ annual expense budget. Establish daily accruals. Frequency: Annually	Prepare preliminary expense budget. Notify mutual fund accounting of new accrual rates.	Provide asset level projections. Approve expense budget.

Monitor the Funds’ expense budget. Review the Funds’ multi-class expense differentials. Frequency: Monthly

Monitor actual expenses updating budgets/expenses accruals. If applicable, review expense differentials among classes to ensure consistency with Rule 18f-3 or the Funds’ exemptive application and the Funds’ private letter ruling or published ruling.

		Provide asset level projections quarterly. Provide vendor information as necessary. Review expense analysis and approve budget revisions.	A/C – Provide consultation as requested.

Receive and coordinate payment of Fund expenses. Frequency: As often as necessary	Propose allocations of invoices among Funds and obtain authorized approval to process payment.	Approve invoices and allocations of payments. Send invoices to IBT in a timely manner.

Calculate periodic dividend rates to be declared in accordance with management guidelines. Frequency: According to dividend policy

Calculate amounts available for distribution. Coordinate review by Fund Management and/or auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.  Obtain Board approval when required.

		Establish and maintain dividend and distribution policies. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	C – Review dividend resolutions in conjunction with Board approval. A – Review and approve dividend calculation methodology for multi-class funds. Provide consultation as requested.

Prepare Director and vendor Form 1099-MISC, as needed. Frequency: Annually	Summarize amounts paid during the calendar year to Directors and vendors. Prepare and mail Form 1099-MISC. Obtain social security numbers and current mailing address for Directors.	Provide social security numbers and current mailing address for Directors.

Prepare selected information for presentation to Fund Management and Board of Directors as NYLIM may reasonably request from time to time. Frequency: Quarterly	Prepare selected information for inclusion in board material.	Review information.

Prepare and file Form N-SAR. Frequency: Semi-annually	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via EDGAR.	Provide appropriate responses. Review and authorize filing.	C – Review initial filing. A – Provide annual audit internal control letter to accompany the annual filing.

Financial Reporting

Coordinate the annual audit and semi-annual and quarterly preparation and printing of financial statements and notes with Fund Management, IBT mutual fund accounting and the Fund auditors.

Frequency:

Semi-annually

Serve as project manager for creation, production and dissemination of Funds’ financial statements.  Acquire past financial statements and other information required to create templates, including report style and graphics.  Draft and manage production calendar.  Coordinate with IBT fund accounting the electronic receipt of portfolio and general ledger information to create financial statements.  Coordinate resolution of accounting issues.  Coordinate typesetting of Management Discussion and Analysis with rest of financial statements.  Using templates, draft financial statements, coordinate auditor and management review, and clear comments.  Where applicable, coordinate typesetting, printing of reports and EDGAR conversion with printer and filing with the SEC via EDGAR.

Approve format and text as standard.  Approve production calendar and assist in managing to the schedule.  Prepare appropriate management letter. Review and approve entire report. Make appropriate representations in conjunction with audit.

A – Perform audit and issue opinion on annual financial statements. A/C – Review reports.

Coordinate the preparation and filing of Form N-CSR and Form N-Q. Frequency: Semi-annually	Draft Form N-CSR, Form N-Q and certifications and coordinate management review. Coordinate Edgar conversion with outside printer and filing with the SEC via Edgar.	Review and approve Form N-CSR and Form N-Q. Forward signed Form N-CSR, Form N-Q and certifications to IBT prior to filing of report.	C – Review Form N-CSR and Form N-Q

Tax
Prepare income tax provisions. Frequency: Annually

Calculate investment company taxable income, net tax exempt interest, net capital gain and spillback dividend requirements. Identify book-tax accounting differences. Track required information relating to accounting differences. Identify lists of potential Passive Foreign Investment Companies (PFICs) based on published ICI survey.

		Approve tax accounting positions to be taken. Approve provisions. Identify securities to be treated by the Funds as PFICs.	A – Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Perform review in conjunction with the year-end audit.

Calculate excise tax distributions. Frequency: Annually

Identify list of potential PFICs based on published ICI survey. Calculate required distributions to avoid imposition of excise tax.  Calculate capital gain net income and foreign currency gain/loss through October 31.  Calculate ordinary income and distributions through a specified cut off date.  Project ordinary income from cut off date to December 31.  Ascertain dividend shares. Identify book-tax accounting differences. Track required information relating to accounting differences. Coordinate review by Fund Management and fund auditors. Notify custody and transfer agent of authorized dividend rates in accordance with Board approved policy. Report dividends to Board as required.

Approve tax accounting positions to be taken.  Review and approve all income and distribution calculations, including projected income and dividend shares.  Approve distribution rates per share and aggregate amounts.  Obtain Board approval when required.  Identify securities to be treated by the Funds as PFICs.

A – Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review and concur with proposed distributions per share.

Prepare tax returns Frequency: Annually	Prepare excise and RIC tax returns.	Review and sign tax return.	A – Review and sign tax return as preparer.

Prepare Form 1099-DIV Frequency: Annually	Obtain yearly distribution information. Calculate 1099-DIV reclasses and coordinate with transfer agent.	Review and approve information provided.

Prepare other year-end tax-related disclosures. Frequency: Annually

Obtain yearly income distribution information. Calculate disclosures (i.e. dividend received deductions, foreign tax credits, tax-exempt income, income by jurisdiction) and coordinate with transfer agent.

Review and approve information provided.